Central Valley Community Bank to Accept State of California Registered Warrants for a Limited Time

FRESNO, CA -- (Marketwire - July 02, 2009) - Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bank (Bank), the sole subsidiary of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), announced the Bank will accept registered warrants issued by the State of California for a limited time.

Registered warrants will be accepted from existing customers beginning Thursday, July 2, 2009 through Friday, July 31, 2009, or when the Bank reaches a pre-determined dollar amount limit that has been designated internally. The Bank will not be accepting third-party warrants.

"It is unfortunate that the State of California is in this situation, and each bank must make an independent decision to choose to accept these warrants based upon available capital and potential risk factors. Our Bank is in the position to be able to accept the warrants and provide support for our customers and their financial needs, which is always a top priority for our 29-year-old bank," said Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

"Due to the Bank's purchase of millions of dollars of municipal bonds to support various cities, counties, school districts, etc. in order to help fund projects in the State of California, we are limited by our capacity and prudent banking practices to undertake significantly more debt from the State of California. We do have concerns that some of these local communities and projects will have their own bond rating negatively affected by the State of California ratings," concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 15 offices in Clovis, Fresno, Kerman, Lodi, Madera, Oakhurst, Prather, Sacramento, Stockton, Tracy, and a loan production office in Modesto, California. A new office (the Bank's 16th branch) is planned to open in Merced during the third quarter of 2009. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

CONTACT:
Debbie Nalchajian-Cohen
Jaimee Robinson
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